                         [JAMES RIVER GROUP LETTERHEAD]
                               [GRAPHIC OMITTED]

FOR IMMEDIATE RELEASE                       Contact:    Michael Oakes
---------------------                                   Chief Financial Officer
                                                        (919) 883-4171

                     JAMES RIVER GROUP ANNOUNCES EXERCISE OF
                       UNDERWRITERS' OVER-ALLOTMENT OPTION

CHAPEL HILL, North Carolina (August 26, 2005) James River Group, Inc. (NASDAQ:
JRVR) today announced the exercise in full of the underwriters' over-allotment option granted in connection with the Company's initial public offering of
4,444,000 shares of common stock, which closed on August 12, 2005. The additional 666,600 shares provided by the option were all sold by the Company at the same $18.00 per share offering price, before underwriting discounts and commissions. Net proceeds to the Company from the exercise of the option were
$11.2 million, which the Company intends to use to support its growth through contributions to the capital of its insurance subsidiaries and other general corporate purposes.

         Keefe, Bruyette & Woods, Inc. acted as the lead underwriter for the offering, which was co-managed by Bear, Stearns & Co. Inc., Friedman, Billings,
Ramsey & Co., Inc. and Wachovia Capital Markets, LLC. Copies of the final prospectus relating to James River's initial public offering may be obtained from Keefe, Bruyette & Woods, Inc. at 212-887-8908.

         A registration statement on Form S-1 relating to these securities has been filed with and declared effective by the Securities and Exchange
Commission. The offering is being made solely by means of a prospectus. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

         James River Group, Inc. is an insurance holding company that owns and manages specialty property/casualty insurance companies with the objective of consistently earning underwriting profits. Founded in September 2002, the
Company wrote its first policy in July 2003 and currently underwrites in two specialty areas:

         o   Excess and surplus lines in 48 states and the District of Columbia through 11 underwriting divisions; and

         o   Workers' compensation, primarily for the residential construction industry in North Carolina.

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